Exhibit 99.1
FOR IMMEDIATE RELEASE

For Further Information:

Howard N. Feist
Chief Financial Officer
(781) 237-6655

AMERICAN BILTRITE REPORTS 2009 RESULTS

WELLESLEY HILLS, MA, MARCH 11, 2010 - American Biltrite Inc. (NYSE Amex: ABL) reported its results for 2009 today.  Net sales for the year ended December 31, 2009 were $307.9 million, down 17.9% from $375.1 million for 2008.  The net loss attributable to American Biltrite for the year ended December 31, 2009 was $12.2 million or $3.55 per share (basic and diluted) compared with a net loss attributable to American Biltrite of $29.1 million or $8.44 per share (basic and diluted) for 2008.

American Biltrite’s consolidated results include the results of its 55% owned subsidiary Congoleum Corporation, which is in Chapter 11 bankruptcy reorganization proceedings.  Congoleum comprises American Biltrite's Flooring products segment.  Under the terms of the pending proposed plan of reorganization for Congoleum, American Biltrite's ownership interest in Congoleum would be eliminated.  Accordingly, American Biltrite believes its financial results excluding Congoleum to be a more meaningful presentation to investors.

Excluding the results of Congoleum, American Biltrite’s net sales for the year ended December 31, 2009 were $173.0 million, down 14.5% from $202.4 million for 2008, and the net loss attributable to American Biltrite for the year ended December 31, 2009 was $3.9 million compared with a net loss attributable to American Biltrite of $14.5 million for 2008.  The 2008 loss included a $12.9 million non-cash impairment charge to write down the value of intangible assets of the jewelry segment and the Company’s investment in its Central American operation (Hulera Sula).

Roger S. Marcus, Chairman of the Board, commented, "Each of our divisions faced significant challenges in 2009, as evidenced by the sales decline from 2008 to 2009.  We took steps early in 2009 to lower the breakeven point of all our operations and to generate cash.  I am pleased to report that our second half performance improved considerably over the first half of 2009 thanks to the steps we took to reduce costs, coupled with increased sales from a combination of new business and seasonal factors.”

“In the first half of 2009, our net loss (excluding results of Congoleum) was $4.9 million.  In the second half, excluding results of Congoleum, we were profitable, with $1.0 million in net income.  In addition, during 2009 we generated $15.2 million in net cash from operations after capital expenditures, enabling us to reduce our debt by half, and we finished the year with $12 million unused borrowing capacity available under our credit line.”

Mr. Marcus continued “I am both gratified by and proud of the way American Biltrite’s employees have responded to the extraordinary economic conditions we faced.  We remain cautious in our outlook on the economy and expect the global recovery will be slow and erratic, but I believe the steps we’ve taken to reduce our cost structure and leverage will continue to benefit us in 2010.  I am also pleased with the recent progress of the Congoleum reorganization, which now appears likely to be completed as early as this summer.”

Warning regarding forward-looking statements and certain risks

The above news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks, uncertainties and assumptions.  These forward-looking statements are based on American Biltrite's expectations, and American Biltrite's understanding of Congoleum's expectations, as of the date of this release, of future events. American Biltrite undertakes no obligation to update any of these forward looking statements, except as may be required by the federal securities laws.  Although American Biltrite believes that these expectations are based on reasonable assumptions, within the bounds of its knowledge of its business and experience, there can be no assurance that actual results will not differ materially from expectations.  Any or all of these expectations may turn out to be incorrect and any forward-looking statements made in this release speak only as of the date of this release.  Readers are cautioned not to place undue reliance on any forward-looking statements.  Actual results could differ significantly as a result of various factors.  For example, the above news release indicates that American Biltrite, excluding the results of Congoleum, was profitable in the second half of 2009, that sales increased in the second half of 2009, and a belief that steps American Biltrite has taken to reduce its cost structure, generate cash and reduce its debt will continue to benefit American Biltrite in 2010.  These statements may imply that American Biltrite may continue to be profitable.  However, American Biltrite continues to operate under difficult and unpredictable business and industry conditions and there can be no assurance that it will be able to continue to realize profits from its operations if the results of Congoleum are excluded or otherwise or that it will be able to sustain the cost reductions previously achieved.  Further the statements that American Biltrite significantly reduced its debt in 2009 may imply that American Biltrite will be able to further reduce its debt or maintain reduced debt levels, neither of which may be realized.  Additionally, the above news release indicates that it appears likely now that Congoleum's reorganization would be completed by as early as this summer.  However, there can be no assurance that the current or any other plan of reorganization for Congoleum will receive the acceptances necessary for confirmation, that the conditions to any such plan will be satisfied or waived, that such plan will timely receive necessary court approvals, that such plan will be confirmed, that such plan, if confirmed, will become effective, or that Congoleum will have sufficient funds to pay for completion of legal proceedings with respect to its Chapter 11 case.

Some additional factors that could cause actual results to differ from expectations include:  (i) American Biltrite's and Congoleum's ability to comply with the covenants imposed on them under their respective credit agreements and the availability of borrowings under their credit facilities and their ability to generate sufficient operating cash flows to fund their respective businesses and operations; (ii) the future cost and timing of payments associated with and availability of insurance coverage for environmental and non-asbestos related product and general liability claims; (iii) increases in raw material prices and availability of raw materials;

(iv) increased competitive activity from competitors, some of which have greater resources and broader distribution channels; (v) unfavorable developments in various markets for American Biltrite's or its subsidiaries' products or in the national economy in general; (vi) shipment delays, depletion of inventory and increased production costs resulting from unforeseen disruptions of operations at any of American Biltrite's or its subsidiaries' facilities or distributors; (vii) the incurrence of product warranty costs; (viii) changes in customers for American Biltrite's or its subsidiaries' products; (ix) any discontinuation of American Biltrite's intercompany arrangements with Congoleum on terms substantially consistent with those currently in effect, which agreements are contemplated to be revised under the currently proposed plan of reorganization for Congoleum, and which proposed amendments have been previously referred to by American Biltrite in its prior periodic filings with the Securities and Exchange Commission; and (x) the loss of any key executives.

American Biltrite and Congoleum have significant asbestos related liabilities.  On December 31, 2003, Congoleum filed a voluntary petition with the United States Bankruptcy Court for the District of New Jersey (Case No. 03-51524) seeking relief under Chapter 11 of the United States Bankruptcy Code as a means to resolve claims asserted against it related to the use of asbestos in its products decades ago.  On August 17, 2009, the United States District Court for the District of New Jersey withdrew Congoleum's Chapter 11 case from the Bankruptcy Court and assumed authority over the proceedings.  Congoleum's Chapter 11 case is pending.  Some additional factors that could cause actual results to differ from Congoleum's and American Biltrite's objectives for resolving asbestos liability include:  (i) the future cost and timing of estimated asbestos liabilities and payments; (ii) the availability of insurance coverage and reimbursement from insurance companies that underwrote the applicable insurance policies for asbestos-related claims, including insurance coverage and reimbursement for asbestos claimants under any proposed plan of reorganization for Congoleum, which certain insurers have objected to in the applicable courts adjudicating Congoleum's Chapter 11 case and are litigating in New Jersey state court; (iii) the costs relating to the execution and implementation of any plan of reorganization for Congoleum; (iv) timely reaching agreement with other creditors, or classes of creditors, that exist or may emerge; (v) satisfaction of the conditions and obligations under American Biltrite Inc.'s and Congoleum's outstanding debt instruments, and amendment or waiver of those outstanding debt instruments, as necessary, to permit Congoleum and American Biltrite Inc. to satisfy their obligations under any plan of reorganization for Congoleum; (vi) the response from time-to-time of the lenders, customers, suppliers, holders of Congoleum's Senior Notes and their representatives, and other creditors and constituencies to the Chapter 11 process and related developments arising from the strategy to resolve asbestos liability; (vii) Congoleum's ability to maintain debtor-in-possession financing sufficient to provide it with funding that may be needed during the pendency of its Chapter 11 case and to obtain exit financing sufficient to provide it with funding that may be needed for its operations after emerging from the bankruptcy process, in each case, on reasonable terms; (viii) timely obtaining sufficient creditor and court approval (including the results of any relevant appeals) of any reorganization plan for Congoleum and the court overruling any objections to the plan that may be filed; (ix) costs of, developments in, and the outcome of insurance coverage litigation pending in New Jersey state court involving Congoleum and certain insurers; (x) the impact any adopted federal legislation addressing asbestos claims may have on American Biltrite's and Congoleum's businesses, results of operations or financial conditions; (xi) compliance with the United States Bankruptcy Code, including section 524(g); and (xii) the possible adoption of another party's plan of reorganization, which may prove to be unfeasible.

In addition, in view of American Biltrite's relationships with Congoleum, American Biltrite could be affected by Congoleum's negotiations regarding its pursuit of a plan or reorganization, and there can be no assurance as to what that impact, positive or negative, might be. In any event, the failure of Congoleum to obtain confirmation and consummation of a Chapter 11 plan of reorganization would have a material adverse effect on Congoleum's business, results of operations or financial condition and could have a material adverse effect on American Biltrite's business, results of operations or financial condition.  Other factors which may cause actual results to differ from expectations include those set forth in American Biltrite's other filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, and its subsequent filings.

AMERICAN BILTRITE INC.

CONSOLIDATED RESULTS FOR THE THREE MONTHS (UNAUDITED) AND YEARS ENDED
DECEMBER 31, 2009 AND 2008
 ($000, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Net sales	$72,659	$80,746	$307,925	$375,093

Cost of products sold	54,947	66,901	241,285	292,501
Selling, general & administrative expenses	19,228	21,479	78,451	88,713
Impairment charges	–	12,899	–	12,899
Asbestos-related reorganization charges	5,244	–	5,244	11,491

Loss from operations	(6,760)	(20,533)	(17,055)	(30,511)

Other expense, net	(884)	(1,056)	(1,688)	(2,166)
(Benefit from) provision for income taxes	(90)	(1,896)	202	(2,445)

Net loss	(7,554)	(19,693)	(18,945)	(30,232)
Noncontrolling interests	3,676	107	6,737	157

Loss from continuing operations	(3,878)	(19,586)	(12,208)	(30,075)
Discontinued operation	–	–	–	1,025

Net loss attributable to controlling interests	$(3,878)	$(19,586)	$(12,208)	$(29,050)

Basic and diluted loss per share:
Loss per common share from continuing operations	$(1.13)	$(5.69)	$(3.55)	$(8.74)
Discontinued operation	-	-	-	0.30
Net loss attributable to controlling interests per share	$(1.13)	$(5.69)	$(3.55)	$(8.44)

Weighted average number of common and equivalent shares outstanding, basic and diluted	3,441,531	3,441,551	3,441,546	3,441,551

AMERICAN BILTRITE INC.

CONSOLIDATED RESULTS FOR THE THREE MONTHS (UNAUDITED) AND YEARS ENDED
DECEMBER 31, 2009 AND 2008
BY SEGMENT
($000)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Revenues from external customers

Flooring products (Congoleum)	$28,102	$31,696	$134,917	$172,644
Tape products	19,776	19,800	75,603	90,120
Jewelry	14,301	16,367	51,919	55,410
Canadian division	10,480	12,883	45,486	56,919

Total revenues from external customers	$72,659	$80,746	$307,925	$375,093

Segment (loss) profit before taxes

Flooring products (Congoleum)	$(8,099)	$(8,052)	$(15,029)	$(16,389)
Tape products	(94)	(1,763)	(4,370)	(3,869)
Jewelry	1,099	(1,466)	1,637	(3,102)
Canadian division	(9)	645	349	1,581
Corporate expense	(541)	(10,953)	(1,330)	(10,898)

Total loss	$(7,644)	$(21,589)	$(18,743)	$(32,677)

During the fourth quarter of 2008, American Biltrite recorded non-cash impairment charges for the write off of goodwill, other intangible assets and American Biltrite’s investment in its Central American operations, Hulera Sula.  The total impairment charge was $12.9 million.  During the fourth quarter of 2009 and the third quarter of 2008, Congoleum recorded a charge of $5.2 million and $11.5 million, respectively, to increase its reserve for estimated bankruptcy related expenses.